Exhibit 3.23

CERTIFICATE OF INCORPORATION

OF

MAST INDUSTRIES, INC.

The undersigned, in order to form a corporation, effective as of 11:29 p.m., Eastern Standard Time, on January 29, 2011, pursuant to the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST. The name of the corporation is Mast Industries, Inc.

SECOND. The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the corporation is authorized to issue is One Thousand (1,000) shares of Common Stock having a par value of $0.10 per share.

FIFTH. Elections of directors at an annual meeting or a special meeting of stockholders need not be by written ballot unless the bylaws of the corporation shall otherwise provide. The number of directors of the corporation which shall constitute the whole board of directors shall be such as from time to time shall be fixed by or in the manner provided in the bylaws of the corporation.

SIXTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

EIGHTH: A director or officer of the corporation shall not be disqualified by his/her office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent, or otherwise. No transaction, contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer of the corporation is a member of any firm, a stockholder, a director or an officer of any corporation or a trustee or a beneficiary of any trust that is in any way interested in such transaction, contract, or act. No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction, contract or act of the corporation or for any gain or profit directly or indirectly realized by him/her by reason of the fact that he/she or any firm in which he/she is a member or any corporation of which he/she is a stockholder, a director or an officer, or any trust of which he/she is a trustee or a beneficiary, is interested in such transaction, contract or act; provided the fact that such director or officer or such firm, corporation, trustee or beneficiary of such trust, is so interested shall have been disclosed or shall have been known to the members of the board of directors as shall be present at any meeting at which action upon such contract, transaction or act shall have been taken and the board of directors in good faith authorizes the transaction, contract or act by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum. Any director may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or take action in respect to any such contract, transaction or act, and may vote thereat to authorize, ratify or approve any such contract, transaction or act, and any officer of the corporation may take any action within the scope of his/her authority, respecting such contract, transaction or act with like force and effect as if he/she or any firm of which he/she is a member, or any corporation of which he/she is a stockholder, a director or an officer, or any trust of which he/she is a trustee or beneficiary, were not interested in such transaction, contract or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause or proceeding, the question of whether a director or officer of the corporation has acted in good faith is material, and notwithstanding any statute or rule of law or equity to the contrary (if any there be) his/her good faith shall be presumed in the absence of proof to the contrary by clear and convincing evidence.

NINTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganizaton shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

TENTH. The corporation reserves the right to amend and repeal any provision contained in this certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

ELEVENTH. The incorporator is Luis F. Machado, whose mailing address is c/o Limited Brands Service Company, LLC, Three Limited Parkway, Columbus, Ohio 43230.

I, the undersigned incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereunto set my hand as of January 25, 2011.

/s/ Luis F. Machado
Luis F. Machado, Incorporator